For more information, contact:

Larry Solomon
Phone: (210) 351-3990
solomonl@corp.sbc.com

Note: SBC's first-quarter earnings conference call will be broadcast live via the Internet at
10 a.m. Eastern time, April 24, 2003, at www.sbc.com/investor_relations.

SBC COMMUNICATIONS REPORTS FIRST-QUARTER EARNINGS PER DILUTED
SHARE OF $1.50; $0.74 BEFORE CUMULATIVE EFFECTS OF ACCOUNTING CHANGES

Company Records Best-Ever Quarterly Growth in DSL and Long Distance: Adds 270,000 DSL
Internet Subscribers and 1.5 Million Long-Distance Lines in First Quarter

Reaches California Long-Distance Retail Line Penetration of 13 Percent for Consumer,
10 Percent Overall by April 21

        SAN ANTONIO, April 24, 2003 – SBC Communications Inc. (NYSE:SBC) today reported first-quarter results that reflect robust growth in DSL and long-distance subscribers despite continued revenue pressure and access line loss due to the economic and competitive environments.

        For the three months ended March 31, 2003, SBC reported earnings per diluted share of $0.74 before the cumulative effects of accounting changes and $1.50 after the cumulative effects of accounting changes. This compares with first-quarter 2002 results of earnings per diluted share of $0.48 before the effects of accounting changes and a loss per diluted share of $(0.06) after the effects of accounting changes. First-quarter 2003 results include an after-tax gain of $0.32 per diluted share related to the sale of SBC’s interest in Cegetel, a joint venture that owns 80 percent of a French wireless company. Accounting changes are discussed in detail below.

        First-quarter reported revenues totaled $10.3 billion, compared with $10.5 billion in the year-ago period. These figures do not include proportionate results from Cingular Wireless, the nationwide wireless company that is 60 percent owned by SBC. Cingular’s revenues for the quarter were $3.6 billion, up 1.3 percent from the prior-year period. Revenues also were affected by an accounting change discussed below.

        “Our execution in the first quarter was solid, as we gained additional momentum in key growth drivers,” said Edward E. Whitacre Jr., chairman and CEO. “We had our best-ever quarter for DSL and long-distance subscriber growth, and we expect continued strong results from innovative product bundles and an aggressive marketing campaign.

        “We are seeing solid performance at Cingular Wireless, and we continue to tightly manage costs, reduce debt and further strengthen our balance sheet while prudently investing in our growth drivers, maintaining the reliability of our network and returning value directly to our shareholders.”

First-Quarter Highlights

During the quarter, SBC:

  Added 270,000 DSL Internet subscribers, bringing its total to 2.5 million, tops in the industry and up more than 60 percent from year-ago levels. This is the fifth consecutive quarter of sequential DSL subscriber growth for SBC and the largest quarterly subscriber gain ever reported by any DSL provider.
  Added 1.5 million long-distance lines, bringing its total to 7.6 million, up 42 percent from the end of the first quarter of 2002. In early April, SBC announced highly competitive long-distance calling rates for SBC’s consumer and small business local service customers along with new calling plans. In the first three weeks of April, SBC added approximately 450,000 long-distance lines. During that same period, the weekly run rate for consumer long-distance adds was up 30 percent versus the weekly run rate during the first quarter of 2003. At the close of business on April 21 in California, the company had achieved long-distance retail line penetration of 13 percent for the consumer segment and 10 percent overall. Across the other states where SBC offers long-distance service, the company’s overall long-distance retail line penetration among consumers at the end of the first quarter was about 50 percent. On April 14, SBC won approval from the Federal Communications Commission to offer long-distance service in Nevada. The company expects to gain regulatory approvals to offer long-distance service in its five remaining states in 2003.
  Successfully executed the first steps of an aggressive growth and network technology conversion plan at Cingular Wireless with 189,000 net customer additions, bringing its total subscriber base to 22.1 million. Cingular also reduced customer churn to 2.6 percent in the first quarter, down 30 basis points from the first quarter of 2002, and expanded its operating margin to 19.9 percent, up 110 basis points from the first quarter of 2002. In the first quarter, SBC’s wireline sales channel sold Cingular Wireless service to 68,000 subscribers, more than double fourth-quarter 2002 levels.
  Recorded data revenues of $2.5 billion, up 3.7 percent from the first quarter of 2002.
  Reduced capital expenditures to $897 million, compared with $1.8 billion in both the first and fourth quarters of 2002.
  Maintained solid cost discipline, with a year-over-year increase in total operating expenses of just 1.1 percent, driven by costs related to pension and postretirement benefits. These expenses increased $449 million, or $0.09 per diluted share, compared with the first quarter of 2002 – consistent with expectations outlined in SBC's fourth-quarter 2002 earnings materials in January. Including expenses from Cingular and excluding impacts related to pension and retiree benefits and accounting changes, total operating expenses would have declined 3.7 percent year over year. (This expense comparison, which is presented to show operational trends, includes Cingular's expenses on a 60 percent basis, which were $1.7 billion in both the first quarter of 2003 and the first quarter of 2002.)
  Reduced total debt, net of cash, by $3.1 billion during the quarter and by $11.3 billion, or 42 percent, from the end of the first quarter of 2002. Total debt net of cash at the end of the first quarter was $15.4 billion.
  Raised its regular dividend 5 cents on an annual basis to $1.13 – its 19th consecutive year with a dividend increase – and declared a one-time dividend of 5 cents per share.

Accounting Changes

        As announced on April 16, SBC has changed its method for recognizing revenues and expenses in its directory advertising business effective with the first quarter of 2003 – moving from the issue basis method to the amortization method. As a result, the company recognized a one-time, after-tax, noncash charge in the first quarter of $1.13 billion, or $0.34 per diluted share, for a cumulative effect of accounting change. In addition to the one-time charge, this accounting change increased reported first-quarter 2003 earnings by $0.08 per diluted share compared with the year-ago period because it results in a more even distribution of directory advertising revenues from quarter to quarter. This accounting change increased reported first-quarter 2003 revenues by $500 million and reported first-quarter expenses by $85 million.

        Also beginning with the first quarter of 2003, as previously announced, SBC has adopted FAS 143, which reduces the amount of depreciation recognizable from certain assets. As a result, the company recognized a one-time, noncash increase in net income of $3.68 billion, or $1.10 per diluted share, for a cumulative effect of accounting change. Adoption of FAS 143 lowered total operating expenses, adding $0.01 to first-quarter 2003 reported earnings per diluted share compared with the prior-year period.

        First-quarter reported results in both 2003 and 2002 reflect SBC’s decision to begin recognizing the fair value of stock options as an expense concurrent with the release of 2002 fourth-quarter earnings and to restate prior-year results to reflect this change.

        Additionally, SBC’s 2002 reported first-quarter results included a noncash accounting impairment of $1.82 billion, required by the adoption last year of FAS 142, relating to the company’s Sterling Commerce unit.

        The table below summarizes the effects of these accounting changes on 2003 and 2002 first-quarter reported results.

1Q 2003	1Q 2002
Reported EPS - Net Income	$1.50	$(0.06)
Less Cumulative Effects of Accounting Changes:
FAS 142	-	$(0.54)
FAS 143	$1.10	-
Directory Accounting Change	$(0.34)	-
Reported EPS - Net Income Before Cumulative Effects of Accounting Changes	$0.74	$0.48
Included in these results:
Cegetel Gain	$0.32	-

OUTLOOK

        Based on first-quarter results, SBC has not made any adjustments to its operational expectations for 2003 as outlined in its fourth-quarter 2002 earnings materials in January.

        The move to the amortization accounting method will result in a more even distribution of directory advertising revenues from quarter to quarter, and SBC expects earnings contributions from directory advertising to be relatively consistent across the four quarters of 2003. This change is not expected to have a meaningful impact on full-year directory results.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

SBC Communications Inc. (www.sbc.com) is one of the world’s leading data, voice and Internet services providers. Through its world-class networks, SBC companies provide a full range of voice, data, networking and e-business services, as well as directory advertising and publishing. A Fortune 30 company, SBC is America’s leading provider of high-speed DSL Internet Access services and one of the nation’s leading Internet Service Providers. SBC companies currently serve 57 million access lines nationwide. In addition, SBC companies own 60 percent of America’s second-largest wireless company, Cingular Wireless, which serves 22 million wireless customers. Internationally, SBC companies have telecommunications investments in 22 countries.

For more detailed information on SBC’s first-quarter 2003 results, visit www.sbc.com/investor_relations.